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                           CERTIFICATE OF AMENDMENT
                                      OF
                         CERTIFICATE OF INCORPORATION
                                      OF
                           COX COMMUNICATIONS, INC.


COX COMMUNICATIONS, INC., a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware (the "Corporation"),

DOES HEREBY CERTIFY:

FIRST: That, by unanimous written consent in lieu of a meeting of the Board of Directors of COX COMMUNICATIONS, INC. pursuant to Section 141 (f) of the General Corporation Law, resolutions were duly adopted setting forth a proposed amendment to the Certificate of Incorporation of said Corporation, declaring said amendment to be advisable and submitting the proposed amendment to the stockholders of the Corporation for consideration thereof. The resolutions setting forth the proposed amendments are as follows:

     RESOLVED, that the Certificate of Incorporation of the Corporation be amended by changing subsection A of Article V thereof so that, as amended, said subsection A of Article V shall read as follows: "A. Authorized Shares. The total number of shares of all classes of capital stock that the Corporation shall have authority to issue is three hundred thirty-five million (335,000,000) shares of which (i) three hundred thirty million (330,000,000) shares of a par value of $1.00 per share shall be Common Stock (the "Common Stock"), and (ii) five million (5,000,000) shares of a par value of $1.00 per share shall be Preferred Stock (the "Preferred Stock"). The Common Stock shall be divided into classes as follows: three hundred sixteen million (316,000,000) shares of Class A Common Stock ("Class A Stock") and fourteen million (14,000,000) shares of Class C Common Stock ("Class C Stock")";

     FURTHER RESOLVED, that the foregoing amendment to the Certificate of Incorporation of the Corporation be submitted to the stockholders of the Corporation for their approval at the next Annual Meeting of Stockholders and that the Board of Directors recommends that the stockholders of the Corporation vote in favor of such amendment;

     FURTHER RESOLVED, that the foregoing amendment to the Certificate of Incorporation of the Corporation, subject to approval by the stockholders of the Corporation, shall be effective upon the effective date of the filing of a Certificate of Amendment to the Certificate of Incorporation of the Corporation, substantially in the form attached hereto as Exhibit A, setting forth the foregoing amendment with the Secretary of State of the State of Delaware.

SECOND: That said amendment was approved by the requisite vote of the stockholders of the Corporation at the Annual Meeting of Stockholders of the Corporation.
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THIRD:  That said amendment was duly adopted in accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware.

FOURTH: That the capital of said Corporation shall not be reduced under or by reason of said amendment.
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     IN WITNESS WHEREOF, said COX COMMUNICATIONS, INC. has caused this certificate to be signed by James O. Robbins, its President and Chief Executive Officer, and Andrew A. Merdek, its Secretary, this 21st day of April, 1997.



                                    By: /s/  James O. Robbins
                                       ------------------------------
                                       James O. Robbins
                                       President and Chief
                                       Executive Officer


ATTEST: /s/  Andrew A. Merdek
       ----------------------------
       Andrew A. Merdek
       Secretary